Exhibit 99.2

CONSENT OF CHARLES F. ATKINS

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person who as has agreed to become a director of North American Financial Holdings, Inc. in the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the public offering of common stock by North American Financial Holdings, Inc.

By:	/s/ Charles F. Atkins
Name:	Charles F. Atkins
Date:	October 3, 2011